American Balanced Fund

June 30, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$449,109
Class C	$31,156
Class T*	$-
Class F-1	$32,746
Class F-2	$57,338
Class F-3	$6,382
Total	$576,731
Class 529-A	$24,184
Class 529-C	$3,643
Class 529-E	$993
Class 529-T*	$-
Class 529-F-1	$1,265
Class R-1	$517
Class R-2	$4,688
Class R-2E	$145
Class R-3	$20,419
Class R-4	$45,988
Class R-5	$18,199
Class R-5E	$29
Class R-6	$121,917
Total	$241,987

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2000
Class C	$0.0982
Class T	$0.1130
Class F-1	$0.1894
Class F-2	$0.2227
Class F-3	$0.2394
Class 529-A	$0.1899
Class 529-C	$0.0919
Class 529-E	$0.1594
Class 529-T	$0.1108
Class 529-F-1	$0.2188
Class R-1	$0.0937
Class R-2	$0.0969
Class R-2E	$0.1412
Class R-3	$0.1533
Class R-4	$0.1916
Class R-5E	$0.2211
Class R-5	$0.2298
Class R-6	$0.2364

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$109,496
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$9,238,086
D) Long - term debt securities including convertible debt	$38,047,948
E) Preferred, convertible preferred, and adjustable rate preferred stock	$4,627
F) Common Stock	$68,316,192
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$3,143,749
K) Receivables from affiliated persons	$0
L) Other receivables	$688,380
M) All other assets	$235
N) Total assets	$119,548,713
O) Payables for portfolio instruments purchased	$5,809,738
P) Amounts owed to affiliated persons	$56,470
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$307,521
S) Senior equity	$0
T) Net Assets of Common shareholders	$113,374,984

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,265,933
Class C	320,218
Class T*	-
Class F-1	175,227
Class F-2	263,715
Class F-3	55,322
Total	3,080,415
Class 529-A	129,165
Class 529-C	40,021
Class 529-E	6,320
Class 529-T*	-
Class 529-F-1	6,008
Class R-1	5,258
Class R-2	47,725
Class R-2E	1,196
Class R-3	132,501
Class R-4	238,442
Class R-5	76,776
Class R-5E	149
Class R-6	573,419
Total	1,256,980

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$26.16
Class C	$26.01
Class T	$26.16
Class F-1	$26.14
Class F-2	$26.15
Class F-3	$26.15
Class 529-A	$26.12
Class 529-C	$26.10
Class 529-E	$26.11
Class 529-T	$26.16
Class 529-F-1	$26.10
Class R-1	$25.99
Class R-2	$26.00
Class R-2E	$26.08
Class R-3	$26.03
Class R-4	$26.12
Class R-5E	$26.13
Class R-5	$26.19
Class R-6	$26.17

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$107,913,424

*Amount less than one thousand